Exhibit 99.1

21700 Barton Road	Contact:
P.O. Box 150	Phil Smith
Colton, California 92324	Stater Bros. Holdings Inc.
(909) 783-5287

P R E S S R E L E A S E
For Immediate Release
Monday, October 4, 2004

STATER BROS. HOLDINGS INC. ANNOUNCES COMPLETION OF EXCHANGE OFFER

COLTON, California, October 4, 2004/PRNewswire/ — Stater Bros. Holdings Inc. (“Stater Bros.”) announced the successful completion of its previously announced offer to exchange (the “Exchange Offer”) an aggregate principal amount of up to $525,000,000 newly issued 8 1/8% Senior Notes due 2012, which are registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its issued and outstanding privately placed 8 1/8% Senior Notes due 2012 (the “Old 8 1/8% Notes”), and an aggregate principal amount of up to $175,000,000 newly issued Floating Rate Senior Notes due 2010, which have been registered under the Securities Act, for a like principal amount of its issued and outstanding privately placed Floating Rate Senior Notes due 2010 (the “Old Floating Rate Notes”). The Exchange Offer expired by its terms at 5:00 p.m. (EST) on September 28, 2004.

According to the Exchange Agent for the Exchange Offer, $525,000,000 aggregate amount of the Old 8 1/8% Notes and $175,000,000 aggregate amount of the Old Floating Rate Notes were tendered which represent 100% of the total outstanding principal amount of the Old 8 1/8% Notes and 100% of the total outstanding principal amount of the Old Floating Rate Notes.

This announcement does not constitute an offer to sell or buy any security or a solicitation of any offer to buy any securities. The exchange offer was made solely by means of a prospectus dated August 30, 2004, filed with the Securities and Exchange Commission on Form S-4.

Company Information

     Stater Bros. Holdings Inc., located in Colton, California, is a leading supermarket chain in Southern California and operates 158 supermarkets under the name of Stater Bros. Markets, its wholly owned subsidiary (“Markets”). Markets also owns and operates Santee Dairies. Stater Bros. has grown primarily by constructing supermarkets in its primary trading areas, as well as through the enlargement of existing supermarkets and through a strategic acquisition in August 1999 of 43 supermarkets in Southern California. Stater Bros.’ supermarkets offer its customers a high level of customer service and broad selections of grocery, meat, produce and general merchandise. All of the Stater Bros.’ supermarkets have expanded selections of produce and full service meat departments. Nearly all of the supermarkets have hot service delicatessens and many have bakery departments and fresh seafood counters. Stater Bros. utilizes centralized warehouse and distribution facilities that provide its supermarkets with approximately 77% of the volume of the merchandise they offer for sale. For more information on Stater Bros. Holdings Inc., please visit Stater Bros’ website at http://www.staterbros.com.

STATER BROS. MARKETS...SERVING SOUTHERN CALIFORNIA FOR 68 YEARS
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